Exhibit 10.1



                                NEWS RELEASE


                            FOR IMMEDIATE RELEASE



For more information:

Molecular Biosystems
      Gerard A. Wills, Chief Financial Officer
      Stephen A. Keane, Director, Investor Relations
      (619) 452-0681, ext. 2212

Mallinckrodt Group
      Barbara Abbett, Vice President, Communications, (314) 854-5230
      Cole Lannum, Director, Investor Relations, (314) 854-5370
      Bea Miller, Director, Communications, Mallinckrodt Medical, (314) 895-
      7337


                  MOLECULAR BIOSYSTEMS, MALLINCKRODT GROUP
                            ANNOUNCE NEW ALLIANCE


         SAN DIEGO, California and ST. LOUIS, Missouri, September 7,1995 --
           Molecular Biosystems, Inc. (NYSE:MB) and Mallinckrodt Group Inc. (NYSE:MKG) today announced that they have entered into a new distribution and investment agreement for ALBUNEX (R), the first commercially available contrast agent for ultrasound imaging, and FS069, a major new ultrasound contrast product in development. The new agreement provides for
Mallinckrodt to make an additional equity investment in MBI, fund FS069 clinical development and make various milestone payments.
            Under the terms of the agreement, Mallinckrodt will purchase $13 million of MBI common stock at $11.62 a share, giving Mallinckrodt a 10 percent ownership stake in MBI. Mallinckrodt also will pay MBI an additional $20 million over four years to support FS069 clinical trials and associated product development. MBI also may receive up to an additional $14.5 million for further clinical funding and milestone achievements. The total potential payment under the agreement will be $47.5 million.
            The new agreement extends and expands a 1988 alliance which provides for cooperative development and marketing of contrast agents designed to materially improve the clinical utility of ultrasound imaging, a non-invasive, non-radioactive, cost-effective diagnostic imaging modality.
            The distribution agreement extends Mallinckrodt Medical, Inc.'s sales and marketing exclusivity on these products from October 1999 until the latter of July 2003 or three years after FDA approves FS069 to visualize blood perfusing the heart muscle. It also expands Mallinckrodt Medical's exclusive rights to all countries of the world not already covered by MBI's existing agreements with Shionogi & Co., Ltd. and Nycomed AS.
            A key feature of the new arrangement is a collaborative effort to expedite clinical development of FS069.  The agreement also permits MBI to reacquire coexclusive rights to products covered in the agreement after the year 2000.
            According to Kenneth J. Widder, M.D., MBI's chairman and chief executive officer, the financing associated with the agreements, cash resources currently on hand and the anticipated revenue from ALBUNEX (R) sales will substantially enhance MBI's financial position and move the company well toward FS069 commercialization. Widder added, "The new agreements demonstrate our companies' confidence in the significant market potential of ultrasound contrast. With FS069, we hope to take the field of ultrasound contrast imaging to a much higher degree of clinical utility than we envisioned when we entered the field in 1987."
             Robert G. Moussa, Mallinckrodt Medical president and chief executive officer, said, "Our additional investment in MBI is a clear indication of our belief that future generation ultrasound imaging agents will allow us to maintain our leadership and pioneering position in the ultrasound contrast market that we are gaining with ALBUNEX (R). We expect to establish FS069 as the leader for contrast-enhanced ultrasound imaging in cardiology and radiology applications."
             In May, MBI announced that it successfully completed FS069
Phase I trials in the United States. No significant adverse effects were noted in the Phase I results, even at relatively high dosage levels. More importantly, intravenously administered doses starting at 0.5 cc resulted in visually apparent and significant myocardial brightening (myocardial perfusion). Phase II trials for FS069 are expected to begin within the next several months.
             The agreement will become effective upon approval following review of the transaction by the Federal Trade Commission (FTC) under the Hart-Scott-Rodino Act. The parties are confident that the transaction does not raise any antitrust issues and that it will be approved by the FTC.
            Mallinckrodt Group, headquartered in St. Louis, provides specialty chemical and human and animal health products through its three international, technology-based operating companies: Mallinckrodt Chemical and Mallinckrodt medical, also headquartered in the St. Louis area, and Mallinckrodt Veterinary, headquartered in the Chicago, Illinois area. The company had fiscal 1995 sales of $2.2 billion.
            Molecular Biosystems, Inc., based in San Diego, California, is a leader in the development of ultrasound contrast agents for medical
imagining.   In August 1994, MBI received final approval form the U.S. Food and Drug Administration to begin domestic marketing of ALBUNEX (R), MBI's flagship ultrasound contrast agent. ALBUNEX (R) currently is marketed in Japan by Shionogi & Co., Ltd., and in the United States by Mallinckrodt Medical, Inc., an operating company of Mallinckrodt Group Inc. Hafslund Nycomed AS (NYSE:HN) will market ALBUNEX (R) in Europe. MBI shares are listed on the New York Stock Exchange under the symbol "MB."